Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 784-1845 (914) 789-2800 www.progenics.com

Contact:	Melissa Downs Investor Relations (914) 789-2801 mdowns@progenics.com

PHASE 2 DATA FOR PROGENICS' 1404 IMAGING AGENT PRESENTED AT EANM CONGRESS
-Trial Data Show 1404 More Sensitive than MRI in Detecting Primary and Metastatic Prostate Cancer-
-Phase 1 and 2 Data Featured in Two Oral Presentations, Selected for Highlights Lecture-

Tarrytown, NY, October 20, 2014 – Progenics Pharmaceuticals, Inc. (NASDAQ: PGNX) today announced that data from a Phase 2 trial of its PSMA imaging agent candidate, 1404, have been presented at the 27th Annual European Association of Nuclear Medicine (EANM) Congress being held in Gothenburg, Sweden. 1404 is a targeted small molecule designed to "visualize" prostate cancer by targeting prostate specific membrane antigen (PSMA).
Complete results from the Phase 2 trial in high-risk patients undergoing radical prostatectomy were presented by Gabriella Dabasi, Ph.D. of the Department of Nuclear Medicine at Semmelweis University in Budapest, Hungary, and included previously reported sensitivity and accuracy data for 1404, data related to the uptake of 1404 in the lobes of the prostate gland, and new data on the detection of metastatic prostate cancer in the lymph nodes using SPECT/CT with 1404.
"The Phase 2 data are quite impressive and demonstrate how SPECT/CT with 1404 may provide a more accurate assessment of the presence, location and extent of prostate cancer," said Dr. Dabasi. "1404 may provide prognostic information for both primary and metastatic disease in a single procedure, which could greatly enhance the clinical decision-making process. There is a strong rationale for continued development of this promising molecular imaging agent."
"Collectively, the clinical data presented at EANM underscore the potential for 1404 to change the course of care in prostate cancer," said Mark R. Baker, CEO of Progenics. "In the Phase 2 study, SPECT/CT with 1404 showed superior diagnostic utility over traditional methods, with improved sensitivity compared to histopathology and increased accuracy compared to MRI. In addition, imaging with 1404 detected lymph node involvement better than MRI. Together, these findings suggest that imaging with 1404 may guide more appropriate treatment decisions, translating into improved outcomes and a better quality of life for patients."

In the Phase 2 trial, SPECT/CT imaging with 1404 showed 94% sensitivity in detecting and imaging cancer in the prostate gland of high-risk patients prior to prostatectomy. In addition, 1404 was more sensitive than MRI in detecting primary prostate cancer (94% vs. 86%) and was a good predictor of lymph node involvement at prostatectomy. SPECT/CT imaging with 1404 identified 14 (19%) more patients with suspicious lymph node sites than MRI. Uptake of 1404 in the lobes of the prostate gland showed a highly significant correlation with Gleason score (p<0.0001). The data also showed uptake of 1404 in the primary tumor was significantly lower in treated patients (p<0.0001), corresponding to a decrease in PSA over time observed in these treated patients.
Additional presentations at EANM included an oral presentation by Professor Shankar Vallabhajosula, Ph.D., of Weill Cornell Medical College in New York City, which also covered previously-reported results from a Phase 1 study of 1404.  A poster presented by Dr. Julia Reinfelder from FAU Erlangen-Nürnberg, Germany, will be featured during the Highlights Lecture at the EANM Closing Ceremonies on October 22nd.
About 1404, an Imaging Compound Targeting Prostate Specific Membrane Antigen
1404 is a developmental stage radiopharmaceutical imaging agent designed to highlight the expression of distinct proteins by diseased cells. The image created provides the opportunity to "visualize cancer," potentially allowing for improved detection and staging, more precise biopsies, and a targeted treatment plan including active surveillance as a disease management tool.
About Prostate Cancer
Prostate cancer is the second most common form of cancer affecting men in the United States: an estimated one in six will be diagnosed with prostate cancer in his lifetime. The American Cancer Society estimates that approximately 240,000 new cases of prostate cancer will be diagnosed and about 30,000 men will die of the disease this year, and that approximately two million men in the U.S. currently count themselves among prostate cancer survivors.
About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in later-stage clinical development. Progenics' first-in-class PSMA-targeted technology platform for prostate cancer includes an antibody drug conjugate therapeutic in a two-cohort phase 2 clinical trial and a small molecule imaging agent that has completed patient dosing in a phase 2 trial. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate also in a phase 2 study under an SPA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. For additional information, please visit www.progenics.com.

This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

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